Exhibit 10.1

SILENTIUM LTD.

INDEMNIFICATION UNDERTAKING

Date: [●]

Dear [Mr. / Ms.] [●●]:

WHEREAS, at the request of Silentium Ltd. (“Silentium”), you served in the past, are currently serving or will serve in the future as an “Office Holder” (“nosse misra”) of Silentium, as such term is defined in Section 1 of the Israeli Companies Law, 5759-1999 (including the regulations thereunder, the “Companies Law”);

WHEREAS, both Silentium and you recognize the increased risk of litigation and other claims being asserted against Office Holders of companies and that highly competent persons have become more reluctant to serve corporations as directors and officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, companies;

WHEREAS, Silentium has determined that (i) the increased difficulty in attracting and retaining competent persons is detrimental to the best interests of Silentium’s shareholders and that Silentium should act to assure such persons that there will be increased certainty of such protection in the future, and (ii) it is reasonable, prudent and necessary for Silentium to contractually obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, so that they will serve or continue to serve Silentium free from undue concern that they will not be so indemnified;

WHEREAS, Silentium’s Articles of Association provide that it may indemnify and exculpate its Office Holders to the maximum extent permitted by applicable law;

WHEREAS, in recognition of your need for substantial protection against personal liability in order to assure your continued service to Silentium in an effective manner and, in part, in order to provide you with specific contractual assurance that the indemnification, insurance and exculpation afforded by Silentium’s Articles of Association will be available to you, Silentium wishes to undertake in this Indemnification Undertaking (this “Undertaking”) to indemnify you and to advance expenses to you to the maximum extent permitted by applicable law and as set forth in this Undertaking and provide for insurance and exculpation of you as set forth in this Undertaking; and

WHEREAS, this Undertaking is being issued to you in accordance with the approval of the shareholders of Silentium at the general meeting held on [●], 2026;

NOW THEREFORE, Silentium hereby confirms and undertakes to you as follows:

I. Indemnification

1.               Undertaking to Indemnify. Silentium hereby undertakes to indemnify you to the maximum extent permitted by applicable law for any liability and expense specified in subsections (a) through (f) below (each, an “Indemnifiable Event”), imposed on you due to or in connection with an act performed by you, either prior to or after the date hereof, in your capacity as an Office Holder, including as a director, officer, employee, observer, agent or fiduciary of Silentium, any subsidiary thereof or any another corporation, collaboration, partnership, joint venture, trust or other enterprise, in which you serve at any time at the request of Silentium (a “Corporate Capacity”):

a.	Financial liability imposed on you in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitration award confirmed by a court. For purposes of Section 1 of this Undertaking, the term “person” shall include a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body.

b.	Reasonable litigation expenses, including attorneys’ fees, incurred by you as a result of an investigation or any proceeding instituted against you by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without the filing of an indictment against you in a matter in which a criminal investigation has been instigated and without there being imposed on you a financial obligation in lieu of a criminal proceeding, or that was concluded without the filing of an indictment against you in a matter in which a criminal investigation has been instigated but with the imposition of a financial obligation in lieu of a criminal proceeding with respect to an offense that does not require proof of mens rea, or in connection with a financial sanction. In this paragraph:

i.	“conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation has been instigated” – shall have the meaning specified in Section 260(a)(1A) of the Companies Law;

ii.	“financial obligation in lieu of a criminal proceeding” – a financial liability imposed by applicable law in lieu of a criminal proceeding, including an administrative fine under the Administrative Offenses Law, 5746-1985, a fine for an offense categorized as a fine-bearing offense under the provisions of the Criminal Procedure Law, a financial sanction or a penalty;

c.	Reasonable litigation expenses, including attorneys’ fees, incurred by you, or assessed against you by a court, in a proceeding instituted against you by Silentium or on its behalf or by another person, or in a criminal charge from which you are acquitted or in which you are convicted of an offense that does not require proof of mens rea.

d.	Expenses incurred by you in connection with a proceeding pursuant to Article D of Chapter Four of Part Nine of the Companies Law, as amended from time to time, including reasonable litigation expenses, and including attorneys’ fees.

e.	Expenses incurred by you in connection with a proceeding under the Israeli Economic Competition Law, 5748-1988, which is conducted with respect to you, including reasonable litigation expenses, and including attorneys’ fees.

f.	Any other liability or other expense for which it is permitted or will be permitted by applicable law to indemnify you, including in accordance with Section 56h(b)(1) of the Israeli Securities Law, 5728-1968.

For the purpose of this Undertaking, (i) the term “act performed in your capacity as an Office Holder” shall include any act, omission and failure to act and any other circumstances relating to or arising from your service in a Corporate Capacity and (ii) “expenses” shall include attorneys’ fees and all other costs, expenses and obligations paid or incurred by you in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided. Expenses shall be considered paid or incurred by you at such time as you are required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand.

If you so request in writing, and subject to Silentium’s repayment and reimbursement rights set forth below and to any limitation imposed by applicable law, Silentium shall pay amounts to cover expenses with respect to which you are entitled to be indemnified under Section 1 above, as and when incurred. The payments of such amounts shall be made promptly by Silentium directly to your legal and other advisors, and any such payment shall be deemed to constitute indemnification hereunder. As part of such undertaking, Silentium will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court, governmental or administrative body, or an arbitrator, including for the purpose of substituting for liens imposed on your assets.

2.               Scope of Coverage. Silentium’s undertaking to indemnify you pursuant to Section 1(a) above and advance expenses thereunder is limited to liabilities and expenses deriving from your actions in the cases detailed in Exhibit A hereto. At the time of approval, the Board of Directors of Silentium (the “Board”) determined, based on the then current activity of Silentium, that the events listed in Exhibit A hereto are reasonably anticipated and that the amount stated in Section 4 in connection therewith is reasonable. The indemnification provided under Section 1(a) shall not be subject to the limitations imposed by this Section 2, Section 4 and Exhibit A if and to the extent such limits are no longer required by the Companies Law.

3.               Exclusions. Silentium shall not indemnify you for any financial liability imposed upon you for any of the following:

a.	breach of the duty of loyalty, unless you acted in good faith and had a reasonable basis to assume that such action would not prejudice the best interests of Silentium;

b.	intentional or reckless breach of the duty of care, but specifically excluding negligence;

c.	an action taken with the intention to unlawfully gain personal profit; or

d.	any fine, civil fine, financial sanction or penalty imposed on you.

4.               Amount of indemnification.

a.	The maximum aggregate amount of indemnification to be paid by Silentium to all Office Holders who are entitled to indemnification, whether in advance or retroactively, according to all the indemnification undertakings that Silentium will grant to the Office Holders (including indemnification undertakings granted to Office Holders of its direct and indirect subsidiaries), if and to the extent it will grant the same, shall not exceed, in the aggregate, the greater of (i) 25% of shareholders’ equity (as reported in Silentium’s last published consolidated financial statements prior to the event giving rise to the indemnification), (ii) US$25.0 million or (iii) in connection with or arising out of a public offering of Silentium’s securities, the aggregate gross amount of proceeds from the sale of, or value exchanged in relation to, such securities by Silentium and/or any shareholder in such offering (the “Maximum Indemnification Amount”).

b.	If the total of the amounts for which all Office Holders are entitled to indemnification exceeds the Maximum Indemnification Amount, each relevant Office Holder, including you, will receive indemnification based on the ratio between the amount for which such Office Holder is liable and the aggregate amount for which all Office Holders are liable with respect to such matter.

c.	Silentium shall not be liable under this Undertaking to make any payment in connection with any Indemnifiable Event to the extent you have otherwise actually received payment under any insurance policy or otherwise (without any obligation of you to repay any such amount) of the amounts otherwise indemnifiable hereunder. Any amounts paid to you under such insurance policy or otherwise after Silentium has indemnified you for such liability or expense shall be repaid by you to Silentium as soon as practical upon receipt by you, in accordance with the terms set forth in Section 7.

5.               Conditions for granting indemnification.

a.	You shall notify Silentium of any judicial or administrative proceeding (“Legal Proceeding”) that may be initiated against you, and of any suspicion or threat that any such Legal Proceeding may be initiated against you, promptly after you first become aware of it, and you shall forward to Silentium or to whomever is designated by Silentium, without delay, any document you receive in connection with such proceeding. The failure to so notify Silentium shall not relieve Silentium of any obligation which it may have to the you under this Undertaking, or otherwise, unless and only to the extent that such failure or delay materially prejudices Silentium.

b.	Silentium shall be entitled to assume your legal defense of such Legal Proceeding or to turn over such defense to any counsel selected by Silentium for this purpose and reasonably acceptable to you.

c.	Silentium or such counsel shall be exclusively entitled to conduct your legal defense and to conclude such proceeding as they deem fit. At the request of Silentium, you shall sign any document authorizing Silentium or such counsel to handle your defense in such proceeding and to represent you in all matters related thereto, in accordance with the above. Silentium shall not be liable to indemnify you under this Undertaking for any amounts or expenses paid in connection with a settlement of any action, claim or otherwise, effected by you without Silentium’s prior written consent (not to be unreasonably withheld).

d.	If Silentium acts in accordance with the provisions of subsection (c) above and you enable it to do so, Silentium will cover all the other expenses and payments that are involved so that you will not be required to pay or finance them yourself, without this detracting from the indemnification to which you are entitled pursuant to this Undertaking.

e.	You shall fully cooperate with Silentium or any such counsel as may be required of you by any of them as part of their dealing with such Legal Proceeding, provided that Silentium will cover all expenses involved so that you will not be required to pay or finance them yourself.

6.               Legal Proceeding Involving Silentium. Silentium may, from time to time, ask you to participate in or otherwise assist in a Legal Proceeding brought by, against or otherwise involving Silentium. In such case, Silentium will advance or promptly reimburse your reasonable expenses incurred in connection with your participation or assistance in such Legal Proceeding, subject to such guidelines and procedures as may be established by Silentium from time to time. Silentium’s obligations under this Section 6 shall not be subject to the provisions or limitations of Sections 1 through 5 above.

7.               Reimbursement of Expenses.

a.	In the event that Silentium provides or is required to provide indemnification with respect to expenses hereunder and at any time thereafter Silentium determines, based on advice from its legal counsel, that you were not entitled to such payments, the amounts so indemnified by Silentium will be promptly repaid by you, unless you dispute Silentium’s determination, in which case your obligation to repay Silentium shall be postponed until such dispute is resolved by a court of competent jurisdiction in a final and non-appealable order.

b.	Your obligation to repay Silentium for any expenses or other sums paid hereunder shall be deemed as a loan given to you by Silentium subject to the minimum interest rate prescribed by Section 3(9) of the Income Tax Ordinance (New Version), 1961, or any other legislation replacing it, which is not considered a taxable benefit.

II. Insurance

8.               Silentium undertakes that, subject to the mandatory limitations under applicable law, as long as it may be obligated to provide indemnification and advance expenses under this Undertaking, Silentium will purchase and maintain in effect directors and officers liability insurance, which will include coverage for your benefit to the maximum extent of the coverage available for any director or officer under such policy or policies, providing coverage in amounts as reasonably determined by the Board; provided that Silentium shall have no obligation to obtain or maintain directors and officers insurance policy if Silentium determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit. Silentium hereby undertakes to notify you at least 30 days prior to the expiration or termination of the directors and officers insurance policy.

9.               Silentium undertakes to give prompt written notice of the commencement of any claim hereunder to the insurers in accordance with the procedures set forth in each of the policies. Silentium shall thereafter diligently take all actions reasonably necessary under the circumstances to cause such insurers to pay, on your behalf, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies. The above shall not derogate from Silentium’s authority to freely negotiate or reach any compromise with the insurer which is reasonable in Silentium’s sole discretion, provided that Silentium shall act in good faith and in a diligent manner.

10.             Silentium hereby acknowledges that from time to time you may have certain rights to indemnification, advancement of expenses or insurance provided by third parties (collectively, the “Secondary Indemnitors”). Subject to the terms and conditions of this Undertaking, Silentium hereby agrees that (i) Silentium is the indemnitor of first resort (i.e. its obligations to you are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by you is secondary); (ii) Silentium shall be required to advance the full amount of expenses incurred by you and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Undertaking (or any other agreement between Silentium and you), without regard to any rights you may have against the Secondary Indemnitors; and (iii) Silentium irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims Silentium may have against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Without altering or expanding any of Silentium’s indemnification obligations hereunder, Silentium further agrees that no advancement or payment by the Secondary Indemnitors on behalf of you with respect to any claim for which you have sought indemnification from Silentium shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of you against Silentium. Silentium agrees that the Secondary Indemnitors are express third party beneficiaries of the terms of this section.

11.             Partial Indemnification. If you are entitled under any provision of this Undertaking to indemnification by Silentium for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by you in connection with any proceedings, but not, however, for the total amount thereof, Silentium shall nevertheless indemnify you for the portion of such expenses, judgments, fines or penalties to which you are entitled under any provision of this Undertaking. Subject to the provisions of Section 5 above any amount received by you (under any insurance policy or otherwise) shall not reduce the Maximum Indemnification Amount hereunder and shall not derogate from Silentium’s obligation to indemnify you in accordance with the provisions of this Undertaking up to the Maximum Indemnification Amount, as set forth in Section 4.

III. Exculpation

12.            To the maximum extent permitted by applicable law, Silentium hereby exculpates and releases you in advance and retrospectively from your responsibility, in whole or in part, to Silentium with respect to damages related to any breach of the duty of care to Silentium, except in those instances where Silentium cannot exculpate you in advance from your responsibility to Silentium, including with respect to the breach of the duty of care in connection with a “distribution” as such term is defined in the Companies Law.

IV. Validity of the Undertaking

13.             This Undertaking relates to your performance as an Office Holder of Silentium, or a director or officer, employee, observer, agent or fiduciary in the entities specified in the first paragraph of Section 1, and will be valid both with respect to proceedings taken against you during your term as an Office Holder, or director or officer, employee, observer, agent or fiduciary as above, and with respect to proceedings against you following the end of your term. This Undertaking shall also inure to the benefit of your heirs and other legal substitutes.

14.             This Undertaking supersedes any prior undertaking for indemnification, if given to you in the past; however, this Undertaking does not derogate from or waive any other indemnification or exculpation to which you are entitled from any other source by applicable law or by any other undertaking.

15.             This Undertaking shall not restrict Silentium or prevent it from granting additional or special indemnification or exculpation, provided that this does not prejudice the indemnification and exculpation that are the subject of this Undertaking.

16.              Your rights hereunder shall not be deemed exclusive of any other rights that you may have under Silentium’s Articles of Association, applicable law or otherwise, and to the extent that during the indemnification period the indemnification rights of the then-serving Office Holders are more favorable to such Office Holders than the indemnification rights provided hereunder to you, you shall be entitled to the full benefits of such more favorable indemnification rights to the extent permitted by law. To the extent that a change in the law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under Silentium’s Articles of Association of Silentium and this Undertaking, then you shall enjoy by this Undertaking the greater benefits so afforded by such change.

V. Miscellaneous

17.             Duration of Undertaking. All agreements and obligations of Silentium contained herein shall continue during the period you are an Office Holder of Silentium (or are or were serving at the request of Silentium as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as you may be subject to any proceeding by reason of your Corporate Capacity, whether or not you are acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Undertaking. This Undertaking shall continue in effect regardless of whether you continue to serve as an Office Holder of Silentium or any affiliated company at Silentium’s request.

18.             Amendments and Waivers. This Undertaking shall constitute a binding undertaking by Silentium enforceable in accordance with its terms. Any amendment, addition or omission will be valid only upon execution of a written agreement signed by the parties hereto. No amendment, alteration or repeal of this Undertaking or of any provision hereof shall limit or restrict any of your rights under this Undertaking in respect of any action taken or omitted by you prior to such amendment, alteration or repeal, unless caused by a change to the law that cannot be altered contractually. No waiver of any of the provisions of this Undertaking shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

19.             Notices. All notices and other communications given or made pursuant to this Undertaking shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified or (b), if sent by electronic mail or facsimile (with electronic confirmation of receipt) on the recipient’s next business day.

20.             Successors and Assigns. This Undertaking shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Silentium), assigns, spouses, heirs, executors and personal and legal representatives. If in connection with a purchase, merger, consolidation or otherwise to all or substantially all of the Silentium’s business or assets, Silentium purchases a directors and officers’ “tail” or “run-off” policy for the benefit of its then serving Office Holders, then such policy shall cover you and such coverage shall be deemed to be in satisfaction of the insurance requirements under this Agreement. This Undertaking shall continue in effect during the indemnification period regardless of whether you continue to serve in a Corporate Capacity.

21.             Governing Law. This Undertaking shall be governed by the laws of the State of Israel. The competent courts of the State of Israel located in Tel Aviv shall have exclusive jurisdiction over all matters in connection with this Undertaking, including its validity, construction, extent or cancellation. Each party irrevocably submits to the exclusive jurisdiction of such courts, and no other forum shall have any jurisdiction.

22.             Enforcement. Silentium expressly confirms and agrees that it has entered into this Undertaking and assumed the obligations imposed on it hereby in order to induce you to serve as an Office Holder of Silentium, and Silentium acknowledges that you are relying upon this Undertaking in serving as an Office Holder of Silentium.

23.             Counterparts; Facsimile. This Undertaking may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Sincerely,

Silentium Ltd.

By:
Name:
Title:

I hereby agree to the conditions of the above Indemnification Undertaking:

By:
Name:

EXHIBIT A

INDEMNITY EVENTS*

a.	actions or omissions deriving from Silentium being public or traded on a stock exchange, or relating to an offer to the public or the public or private issuance of securities of Silentium by Silentium or by a shareholder, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction;

b.	any claims that matters that were required to be included in public disclosures were not disclosed as required by applicable law, whether such liabilities and expenses relate to the securities laws of the United States, of Israel or of any other jurisdiction;

c.	your actions or omissions in a Corporate Capacity relating to the operations and management of Silentium;

d.	actions or omissions in connection with investments Silentium makes in other entities, whether before or after the investment is made, for the purpose of entering into, effecting, developing, monitoring and supervising the transaction;

e.	actions or omissions relating to the purchase or sale of companies, legal entities or their assets, their splitting or merging;

f.	any sale, purchase or holding of marketable securities, or other investments for or on behalf of Silentium;

g.	actions or omissions relating to patents, trademarks, copyrights and other intellectual property of Silentium, including their protection, including by registration or assertion of rights to intellectual property and the defense of claims relating thereof;

h.	actions or omissions relating to Silentium’s labor relations or Silentium’s commercial relationships, including with employees, independent contractors, customers, suppliers and other service providers;

i.	any “Transaction” as defined in Section 1 of the Companies Law, including without limitation actions concerning the approval of transactions with Office Holders or shareholders, including controlling persons ;

j.	actions or omissions relating to the distribution of dividends or repurchase of shares or returns of capital or loans of Silentium;

k.	actions or omissions relating to tender offers, including actions relating to delivery of opinions in relation thereto, of Silentium;

l.	actions or omissions relating to a merger or restructuring of Silentium, including events in connection with change in ownership or in the structure of Silentium, its reorganization, dissolution, winding up, any other arrangements concerning creditors rights or any decision concerning any of the foregoing, including but not limited to, merger, sale or acquisition of assets, division, spin off, divestiture, change in capital;

m.	actions or omissions relating to environmental matters;

n.	actions or omissions in connection with any restrictive trade practice or monopolies of Silentium;

o.	actions or omissions in connection with an affiliated company;

p.	actions or omissions in connection with the testing of products and services developed by Silentium or in connection with the distribution, sale, license and use of such products and services, including clinical studies;

q.	actions or omissions in connection with the preparation and approval of financial or tax statements of Silentium, including any action, consent or approval related to or arising from the foregoing, including engagement of or execution of certificates for the benefit of third parties related to the financial statements;

r.	management of Silentium’s bank accounts, including money management, foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like;

s.	actions or omissions taken pursuant to or in accordance with the policies and procedures of Silentium, whether such policies and procedures are published or not;

t.	representations and warranties made in good faith in connection with the business of Silentium;

u.	any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of Silentium;

v.	any claim or demand made directly or indirectly in connection with complete or partial failure by Silentium, or its respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not;

w.	claims in connection with laws and regulations, including violations of laws and regulations requiring Silentium to obtain regulatory and governmental licenses, permits and authorizations, laws related to any governmental grants in any jurisdiction and laws regarding invasion of privacy, including with respect to databases, and AI and laws and regulations in regard of slander;

x.	Any administrative, regulatory, judicial, civil or criminal, actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or breaches alleging potential responsibility, liability, loss or damage (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, property damage or penalties, or for contribution, indemnification, cost recovery, compensation or injunctive relief), whether alleged or claimed by customers, consumers, regulators, shareholders or others, arising out of, based on or related to: (a) cyber security, cyber-attacks, data loss or breaches, unauthorized access to databases and use or disclosure of information contained therein, not preventing or detecting the breach or failing to otherwise disclose or respond to the breach; (b) circumstances forming the basis of any violation of any law, permit, license, registration or other authorization required under applicable law governing data security, data protection, network security, information systems, privacy or any cyber environment (including, users, networks, devices, software, processes, information systems, databases, information in storage or transit, applications, services, and systems that can be connected directly or indirectly to networks); (c) failure to implement a reporting system or control, or failure to monitor or oversee the operation of such a system; (d) data destruction, extortion, theft, hacking, and denial of service attacks; losses or liabilities to others caused by errors and omissions, failure to safeguard data or defamation; or (e) security-audit, post-incident public relations and investigative expenses, criminal reward funds, data breach/privacy crisis management (including, management of an incident, investigation, remediation, data subject notification, call management, credit checking for data subjects, legal costs, court attendance and regulatory fines), extortion liability (including, losses due to a threat of extortion, professional fees related to dealing with the extortion), or network security liability (including, losses as a result of denial of access, costs related to data on third-parties and costs related to the theft of data on third-party systems);

y.	claims by any third party suffering any personal injury or any property damage to business or personal property through any act or omission attributed to Silentium or its products or services, or its employees, agents or other persons acting or allegedly acting on their behalf, including failure to make proper safety arrangements for Silentium or its employees and liabilities arising from any accidental or continuous damage or harm to Silentium’s employees, its contractors, its guests and visitors as a result of an accidental or continuous event, or employment conditions, permanent or temporary, in Silentium’s offices;

z.	claims relating to participation or non-participation at Board (including committees of the Board) meetings, or bona fide expression of opinion or voting or abstention from voting at such Board meetings including, in each case, any committee thereof, as well as expression of any opinion publicly in connection with service as an Office Holder and including claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care or any other applicable standard with respect to the Company’s business;

aa.	violations of or failure to comply with securities laws, and any regulations or other rules promulgated thereunder, of any jurisdiction, including claims under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, or under the Israeli Securities Law, 5728-1968, fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, debt holders, shareholders, optionholders, holders of any other equity or debt instrument of Silentium, and otherwise with the investment community (including any such claims relating to merger, change in control, issuances of securities, restructuring, spin out, spin off, divestiture, recapitalization or any other transaction relating to the corporate structure or organization of Silentium); claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards investors, lenders or debt holders, class actions, violations of laws requiring Silentium to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction, including in connection with disclosure, offering or other transaction related documents; actions taken in connection with the issuance, purchase, holding or disposition of any type of securities of Silentium, including the grant of options, warrants or other rights to purchase any of the same or any offering of Silentium’s securities (whether on behalf of Silentium or on behalf of any holders of securities of Silentium) to private investors, underwriters, resellers or to the public, and listing of such securities, or the offer by Silentium to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any of the foregoing or to Silentium’s status as a public company or as an issuer of securities;

bb.	any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental or regulatory entity or authority or any other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to Silentium or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement;

cc.	Liabilities arising in connection with development of any products or services developed, distributed, rendered, sold, provided, licensed or marketed by Silentium, and any actions or omission in connection with the distribution, provision, sale, marketing, license or use of such products or services, including without limitation in connection with professional liability and product liability claims;

dd.	Liabilities arising in connection with the conduct of testing, development or manufacturing of any products or services developed, distributed, rendered, sold, provided, licensed or marketed by Silentium, and any actions in connection with the distribution, provision, sale, marketing, license or use of such products or services, including without limitation in connection with professional liability and product liability claims; and

ee.	Any claim or demand not expressly covered by any of the categories of events described above, which, pursuant to any applicable law, an office holder of Silentium may reasonably be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such office holder in such capacity.

* For the sake of clarity, in the subsections detailed in this Exhibit A, Silentium shall mean to include subsidiaries and affiliated companies in which you serve as an Office Holder in matters related thereto.